EXHIBIT 11

                        DSI TOYS, INC. AND SUBSIDIARY
                        COMPUTATION OF LOSS PER SHARE
                   (In thousands, except per share amounts)

                                                           THREE MONTHS ENDED
                                                               APRIL 30,
                                                         ----------------------
                                                          1997           1996
                                                         -------        -------
Primary loss per share:

      Net loss                                           $  (481)       $  (704)
                                                         =======        =======
      Average common shares outstanding during the period  3,500          3,500
                                                         =======        =======
      Loss per common share                              $ (0.14)        $(0.20)
                                                         =======        =======


Supplemental loss per share:

      Loss used in primary calculation                   $  (481)
      Add back interest on debt to be repaid from
       proceeds                                              473
      Less income tax effect at 36%                         (170)
                                                         -------
      Earnings used in supplemental calculation          $  (178)
                                                         =======
      Shares used in primary calculation                   3,500
      Plus shares issued to retire debt                    2,500
                                                         -------
      Shares used in supplemental calculation              6,000
                                                         -------
      Supplemental earnings per share                    $ (0.03)
                                                         =======